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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A

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               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                  ACSYS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                 Georgia                              58-2299173
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         (State of Incorporation           (I.R.S. Employer Identification No.)
             or Organization)


           75 14th  Street, Suite 2200
               Atlanta, Georgia                                 30309
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     (Address of Principal Executive Offices)                 (Zip Code)

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
If this form relates to the registration of a         If this form relates to the registration of a
class of securities pursuant to Section 12(b)         class of securities pursuant to Section 12(g)
of the Exchange Act and is effective of pursuant      of the Exchange Act and is effective
to General Instruction A.(c),  please check the       pursuant to General Instruction A.(d),
following box. [ ]                                    please check the following box.[X]
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Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                     Name of each exchange on which
         to be so registered                     each class is to be registered
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                                      None


Securities to be registered pursuant to Section 12(g) of the Act:

         Series A Junior Participating Preferred Stock Purchase Rights
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                                (Title of class)


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ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Item 1 is amended to add the following:

         On April 16, 2000, Acsys, Inc. ("Acsys") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Tiberia B.V., a company organized in The Netherlands ("Parent"), Platform Purchaser Inc., a Georgia corporation ("Purchaser"), Vedior N.V., a company organized in The Netherlands (Vedior"), Select Appointments North America Inc., a Delaware corporation and a wholly owned subsidiary of Vedior ("SANA") and Acsys, providing for transactions that will cause a change of control of Acsys and ultimately lead to Acsys becoming a wholly owned subsidiary of Parent. SANA and Vedior are guarantors (collectively, the "Guarantors") of the obligations of Parent and Purchaser under the Merger Agreement.

         Prior to the execution and delivery of the Merger Agreement, on April 16, 2000, Acsys amended its Shareholder Protection Rights Agreement, dated June 20, 1999 ("Amendment No. 1 to Rights Agreement"), such that the execution and delivery of, and the consummation of the transactions contemplated by, the Merger Agreement and the ancillary agreements thereto (including, without limitation, the support agreements dated April 16, 2000 between Vedior, Purchaser and each of (a) David C. Cooper and Teri L. Cooper and (b) Harry J. Sauer and The Sauer Family Foundation), would not result in (i) Parent, Purchaser or the Guarantors being an Acquiring Person, (ii) the occurrence of a Flip-In Date, a Stock Acquisition Date, a Separation Time, a Flip-Over Transaction or Event, or (iii) Acsys having any obligation or the holders having any rights with respect to the Rights or the Shareholder Protection Rights Agreement, including, without limitation, the Rights becoming exercisable. For purposes hereof, the terms "Acquiring Person," "Flip-In Date," "Stock Acquisition Date," "Separation Time," "Flip-Over Transaction or Event," and "Rights" shall have the respective meanings ascribed thereto in the Shareholder Protection Rights Agreement.


         A copy of Amendment No. 1 to Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to Acsys' Current Report on Form 8-K filed on April 18, 2000 and is incorporated herein by reference. The foregoing summary description of Amendment No. 1 to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.


ITEM 2.    EXHIBITS.


         1. Amendment No. 1, dated April 16, 2000, to Shareholder Protection Rights Agreement between Acsys, Inc. and SunTrust Bank, Atlanta, as Rights Agent, dated June 20, 1999, incorporated herein by reference to Exhibit
99.1 of Acsys' Current Report on Form 8-K filed on April 18, 2000.



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                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            ACSYS, INC.



Date:  April 18, 2000                       By:   /s/ Brady W. Mullinax, Jr.
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                                                 Brady W. Mullinax, Jr.
                                                 Executive Vice President -
                                                 Finance and Administration and
                                                 Secretary


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